Filed Pursuant to Rule 433
Registration No. 333-269983
March 20, 2025
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated March 20, 2025)

Issuer:	Alabama Power Company
Security:	Series 2025A 5.10% Senior Notes due April 2, 2035
Expected Ratings:*	A1(Stable)/A(Stable)/A+(Stable) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$500,000,000
Initial Public Offering Price:	99.852%
Maturity Date:	April 2, 2035
Benchmark Treasury:	4.625% due February 15, 2035
Benchmark Treasury Yield:	4.239%
Spread to Treasury:	+88 basis points
Re-offer Yield:	5.119%
Optional Redemption:
Make-Whole Call:	Prior to October 2, 2034 at T+15 basis points
Par Call:	On or after October 2, 2034 at 100%
Coupon:	5.10%
Interest Payment Dates:	April 2 and October 2 of each year, beginning October 2, 2025
Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	010392 GC6/US010392GC62
Trade Date:	March 20, 2025
Expected Settlement Date:	March 31, 2025 (T+7)
Joint Book-Running Managers:	Citigroup Global Markets Inc. RBC Capital Markets, LLC Scotia Capital (USA) Inc.
Co-Managers:	BBVA Securities Inc.
CIBC World Markets Corp.
Regions Securities LLC
TD Securities (USA) LLC
R. Seelaus & Co., LLC
FHN Financial Securities Corp.
PNFP Capital Markets, Inc.
Synovus Securities, Inc.
Independence Point Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Alabama Power Company collect at 1-205-257-2619, Citigroup Global Markets Inc. toll free at 1-800-831-9146, RBC Capital Markets, LLC toll free at 1-866-375-6829 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.